EXHIBIT 3.1

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                               SIMTEK CORPORATION

     The undersigned corporation, incorporated January 2, 1986 under the laws of Colorado, hereby adopts the following amended and restated articles of incorporation and certifies that the articles of incorporation as amended and restated herein correctly set forth the provisions of the articles of incorporation as amended and restated, that the articles of incorporation as amended and restated were adopted by a vote of the shareholders of the corporation on January 4, 1991 as required by law, that the number of shares voted for the amended and restated articles of incorporation was sufficient for approval, and that the articles of incorporation as amended and restated supersede the original articles of incorporation and all amendments and supplements thereto:

                                   ARTICLE I

                                      Name

     The name of the corporation is Simtek Corporation.

                                   ARTICLE II

                              Capital; Shareholders

     2.1 Authorized Capital. The aggregate number of shares that the corporation shall have authority to issue is 300,000,000 shares of common stock with a par value of $0.01 per share ("Common Stock"), and 2,000,000 shares of preferred stock with a par value of $1.00 per share ("Preferred Stock").

     2.2 Common Stock.

         (a) Relative Rights Among Shares of Common Stock. No share of the Common Stock authorized in this Article II shall have any preference over or limitation in respect to any other share of such Common Stock. All shares of the Common Stock authorized in this Article II shall have equal rights and privileges.

         (b) Voting Rights of Common Stock. The holders of Common Stock shall be entitled to one vote per share on all matters submitted to a vote of shareholders and, in the election of directors, shall be entitled to vote one vote per share for each of as many persons as there are directors to be elected.

         (c) Relative Rights to Dividends. So long as any shares of Preferred Stock having dividend rights are outstanding, no dividends or other distributions shall be declared or paid or set aside for payment upon the Common Stock, unless all dividends payable to holders of each series of outstanding Preferred Stock for its current dividend period, and in the case of cumulative dividends all past dividend periods, have been paid, are being paid or have been set aside for payment.

         (d) Liquidation. Upon the dissolution or liquidation of the corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the corporation available for distribution to its shareholders, subject to any preferential rights of any then outstanding Preferred Stock.

     2.3 Preferred Stock. Preferred Stock may be issued from time to time in one or more series. The board of directors of the corporation (the "Board of Directors") is expressly authorized, subject only to limitations prescribed by applicable Colorado law and this Article, and shall have the authority from time to time to provide for the issuance of the shares of Preferred Stock in series and, by adopting resolutions ("Resolutions") and filing a certificate pursuant to applicable Colorado law setting forth such Resolutions, to determine and establish the number of shares to be included in each series and the designations, relative rights, and preferences of all shares of each series and the qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, without limitation, the authority to determine, establish and fix with respect to each series the following:

         (a) the number of shares constituting such series and the designation thereof to distinguish the shares of such series from the shares of all other series;

         (b) whether such series shall have any dividend rights and, if so, the dividend rate on the shares of that series, the time of payment of such dividends, whether such dividends shall be cumulative, and, if cumulative, the date from which dividends shall accumulate, and the relative priority, if any, of dividends on shares of that series;

         (c) whether any of the shares of such series shall be redeemable at the option of the corporation or the holders of shares of that series and, if so, the redemption price or prices and the terms and conditions of any such redemption;

         (d) whether any of the shares of such series shall have a sinking fund or reserve amount for the redemption or purchase of shares of such series and, if so, the terms and amount of such sinking fund or reserve amount;

         (e) the preference, if any, and other rights of shares of such series in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the corporation;

         (f) whether such series shall have any voting rights (in addition to voting rights required by Colorado law) and, if so, the terms of such voting rights, including, without limitation, the right to vote with shares of Common Stock, as a single class, for the election of directors or on other matters; the right, voting as a separate class, to elect a director or directors of the corporation at all times or under specified circumstances; and the right to vote as a separate class on any matter or matters specified in the Resolutions and requirements for the approval of any such matter by a specified percentage of that class;

         (g) whether shares of such series may be converted into shares of any other series or class and the terms and conditions of any such conversion privileges;

         (h) any other relative rights, preferences and limitations of that series permitted by applicable Colorado law.

     2.4 Cumulative Voting. Cumulative voting shall not be allowed in the election of directors or for any other purpose.

                                  ARTICLE III

                                Preemptive Rights

     No shareholder of the corporation shall have any preemptive or similar right to acquire or subscribe for any additional unissued or treasury shares of stock, or other securities of any class, or rights, warrants or options to purchase stock or scrip, or securities of any kind convertible into stock or carrying stock purchase warrants or privileges.

                                   ARTICLE IV

                               Board of Directors

     4.1 Number of Directors. The number of directors of the corporation shall be fixed and may be altered from time to time as provided in the bylaws of the corporation.

     4.2 Classification of Directors. If the Board of Directors consists of six or more persons, then it shall be divided into three classes in accordance with the provisions of Section 7-5-103 of the Colorado Corporation Code. In the event of any increase or decrease in the authorized number of directors, (i) each director then serving as such shall nevertheless continue as director of the class of which he is a member until the expiration of his current term or his prior death, retirement or resignation, and (ii) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to ensure that no one class has more than one director more than any other class. To the extent possible, consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation, and any newly eliminated directorships shall be subtracted from those classes whose terms of office are to expire at the earliest dates following such allocation, unless otherwise provided for from time to time by resolution adopted by a majority of the directors then in office, although less than a quorum.

     4.3 Removal. Any director or the entire Board of Directors may be removed from office at any time by the affirmative vote of the holders of at least 75% of the voting power of all the shares of the corporation entitled to vote generally in the election of directors.

                                   ARTICLE V

                             Limitation on Liability

     To the fullest extent permitted by the Colorado Corporation Code, as the same exists or may hereafter be amended, a director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this Article by the shareholders of the corporation shall be prospective only and shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

                                   ARTICLE VI

                                 Indemnification

     6.1 Definitions. For purposes of this Article, the following terms shall have the meanings set forth below:

         (a) Code. The term "Code" means the Colorado Corporation Code as it exists on the date of the adoption of this Article and as it may hereafter be amended from time to time, but in the case of any amendment, only to the extent that the amendment permits the corporation to provide broader indemnification rights than the Colorado Corporation Code permitted the corporation to provide at the date of the adoption of this Article and prior to the amendment.

         (b) Corporation. The term "corporation" means the corporation and, in addition to the resulting or surviving corporation, any domestic or foreign predecessor entity of the corporation in a merger, consolidation or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

         (c) Expenses. The term "expenses" means the actual and reasonable expenses (including but not limited to expenses of investigation and preparation and fees and disbursements of counsel, accountants or other experts) incurred by a party in connection with a proceeding.

         (d) Liability. The term "liability" means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or expense incurred with respect to a proceeding.

         (e) Party. The term "party" means any individual who was, is, or is threatened to be made, a named defendant or respondent in a proceeding by reason of the fact that he is or was a director or officer of the corporation and any individual who, while a director or officer of the corporation is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary or agent of any other foreign or domestic corporation or of any partnership, joint venture, trust, other enterprise or employee benefit plan. A party shall be considered to be serving an employee benefit plan at the corporation's request if his duties to the corporation also impose duties on or otherwise involve services by him to the plan or to participants in or beneficiaries of the plan.

         (f) Proceeding. The term "proceeding" means any threatened, pending or completed action, suit or proceeding, or any appeal therein, whether civil, criminal, administrative, arbitrative or investigative (including an action by or in the right of the corporation), and whether formal or informal.

     6.2 Right to Indemnification. The corporation shall indemnify any party to a proceeding against liability incurred in, relating to or as a result of the proceeding to the fullest extent permitted by law (including without limitation in circumstances in which, in the absence of this Article, indemnification would be (a) discretionary under the Code or (b) limited or subject to particular standards of conduct under the Code).

     6.3 Advancement of Expenses. In the event of any proceeding in which a party is involved or which may give rise to a right of indemnification under this Article, following written request to the corporation by the party, the corporation shall pay to the party, to the fullest extent permitted by law (including without limitation in circumstances in which, in the absence of this Section 6.2, advancement of expenses would be (a) discretionary under the Code or (b) limited or subject to particular standards of conduct under the Code), amounts to cover expenses incurred by the party in, relating to or as a result of such proceeding in advance of its final disposition.

     6.4 Burden of Proof. If under applicable law the entitlement of a party to be indemnified or advanced expenses hereunder depends upon whether a standard of conduct has been met, the burden of proof of establishing that the party did not act in accordance with such standard shall rest with the corporation. A party shall be presumed to have acted in accordance with such standard and to be entitled to indemnification or the advancement of expenses (as the case may be) unless, based upon a preponderance of the evidence, it shall be determined that the party has not met such standard. Such determination and any evaluation as to the reasonableness of amounts claimed by a party shall be made by the board of directors of the corporation or such other body or persons as may be permitted by the Code. Subject to any express limitation of the Code, if so requested by the party, such determination and evaluation as to the reasonableness of the amounts claimed by the party shall be made by independent counsel who is selected by the party and approved by the corporation (which approval shall not be unreasonably withheld). For purposes of this Article, unless otherwise expressly stated, the termination of any proceeding by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere or its equivalent, shall not create a presumption that a party did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.

     6.5 Notification and Defense of Claim. Promptly after receipt by a party of notice of the commencement of any proceeding, the party shall, if a claim in respect thereof is to be made against the corporation under this Article, notify the corporation in writing of the commencement thereof; provided, however, that delay in so notifying the corporation shall not constitute a waiver or release by the party of any rights under this Article. With respect to any such proceeding: (a) the corporation shall be entitled to participate therein at its own expense; (b) any counsel representing the party to be indemnified in connection with the defense or settlement thereof shall be counsel mutually agreeable to the party and to the corporation; and (c) the corporation shall have the right, at its option, to assume and control the defense or settlement thereof, with counsel satisfactory to the party. If the corporation assumes the defense of the proceeding, the party shall have the right to employ its own counsel, but the fees and expenses of such counsel incurred after notice from the corporation of its assumption of the defense of such proceeding shall be at the expense of the party unless (i) the employment of such counsel has been specifically authorized by the corporation, (ii) the party shall have reasonably concluded that there may be a conflict of interest between the corporation and the party in the conduct of the defense of such proceeding, or (iii) the corporation shall not in fact have employed counsel to assume the defense of such proceeding. Notwithstanding the foregoing, if an insurance carrier has supplied directors' and officers' liability insurance covering a proceeding and is entitled to retain counsel for the defense of such proceeding, then the insurance carrier shall retain counsel to conduct the defense of such proceeding unless the party and the corporation concur in writing that the insurance carrier's doing so is undesirable. The corporation shall not be liable under this Article for any amounts paid in settlement of any proceeding effected without its written consent. The corporation shall not settle any proceeding in any manner that would impose any penalty or limitation on a party without the party's written consent. Consent to a proposed settlement of any proceeding shall not be unreasonably withheld by either the corporation or the party.

     6.6 Enforcement. The right to indemnification and advancement of expenses granted by this Article shall be enforceable in any court of competent jurisdiction if the corporation denies the claim, in whole or in part, or if no disposition of such claim is made within 90 days after the written request for indemnification or advancement of expenses is received. If successful in whole or in part in such suit, the party's expenses incurred in bringing and prosecuting such claim shall also be paid by the corporation. Whether or not the party has met any applicable standard of conduct, the court in such suit may order indemnification or the advancement of expenses as the court deems proper (subject to any express limitation of the Code). Further, the corporation shall indemnify a party from and against any and all expenses and, if requested by the party, shall (within ten business days of such request) advance such expenses to the party, which are incurred by the party in connection with any claim asserted against or suit brought by the party for recovery under any directors' and officers' liability insurance policies maintained by the corporation, regardless of whether the party is unsuccessful in whole or in part in such claim or suit.

     6.7 Proceedings by a Party. The corporation shall indemnify or advance expenses to a party in connection with any proceeding (or part thereof) initiated by the party only if such proceeding (or part thereof) was authorized by the Board of Directors.

     6.8 Subrogation. In the event of any payment under this Article, the corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnified party, who shall execute all papers and do everything that may be necessary to assure such rights of subrogation to the corporation.

     6.9 Other Payments. The corporation shall not be liable under this Article to make any payment in connection with any proceeding against or involving a party to the extent the party has otherwise actually received payment (under any insurance policy, agreement or otherwise) of the amounts otherwise indemnifiable hereunder. A party shall repay to the corporation the amount of any payment the corporation makes to the party under this Article in connection with any proceeding against or involving the party, to the extent the party has otherwise actually received payment (under any insurance policy, agreement or otherwise) of such amount.

     6.10 Insurance. So long as any party who is or was an officer or director of the corporation may be subject to any possible proceeding by reason of the fact that he is or was an officer or director of the corporation (or is or was serving in any one or more of the other capacities covered by this Article during his tenure as officer or director), if the corporation maintains an insurance policy or policies providing directors' and officers' liability insurance, such officer or director shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage applicable to any then current officer or director of the corporation, or the corporation shall purchase and maintain in effect for the benefit of such officer or director one or more valid, binding and enforceable policy or policies of directors' and officers' liability insurance providing, in all respects, coverage at least comparable to that provided to any then current officer or director at the corporation.

     6.11 Other Rights and Remedies. The rights to indemnification and advancement of expenses provided in this Article shall be in addition to any other rights to which a party may have or hereafter acquire under any law, provision of the articles of incorporation, any other or further provision of these bylaws, vote of the shareholders or directors, agreement or otherwise. The corporation shall have the right, but shall not be obligated, to indemnify or advance expenses to any employee or agent of the corporation not otherwise covered by this Article in accordance with and to the fullest extent permitted by the Code.

     6.12 Applicability; Effect. The rights to indemnification and advancement of expenses provided in this Article shall be applicable to acts or omissions that occurred prior to the adoption of this Article, shall continue as to any party during the period such party serves in any one or more of the capacities covered by this Article, shall continue thereafter so long as the party may be subject to any possible proceeding by reason of the fact that he served in any one or more of the capacities covered by this Article, and shall inure to the benefit of the estate and personal representatives of each such person. Any repeal or modification of this Article or of any Section or provision hereof shall not affect any rights or obligations then existing. All rights to indemnification under this Article shall be deemed to be provided by a contract between the corporation and each party covered hereby.

     6.13 Severability. If any provision of this Article shall be held to be invalid, illegal or unenforceable for any reason whatsoever (a) the validity, legality and enforceability of the remaining provisions of this Article (including without limitation, all portions of this Article containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (b) to the fullest extent possible, the provisions of this Article (including, without limitation, all portions of any Section of this Article containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent of this Article that each party covered hereby is entitled to the fullest protection permitted by law

                                  ARTICLE VII

                                    Amendment

     Notwithstanding any other provisions of law, these Articles of Incorporation or the bylaws of the corporation, as amended from time to time, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least 75% of the votes which all the shareholders would be entitled to cast at any annual election of directors or class of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, Articles IV, V or VI hereof.